Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT Announces First Quarter 2017 Results

Highlights:

•	First quarter net income of $180 million or $0.88 per diluted share; income from continuing operations of $78 million or $0.38 per diluted share

•	First quarter net income excluding noteworthy items[1] of $163 million or $0.80 per diluted share; income from continuing operations excluding noteworthy items[1] of $109 million or $0.54 per diluted share

•	Operating trends remain stable
o	Commercial Banking Financing and Leasing assets up 1%
o	Continued strong net finance margin
o	Credit trends remain stable

•	Tangible book value per share[2] increased to $46.09 at Mar. 31, 2017

•	Completed sale of Commercial Air business for $10.4 billion in April 2017

•	Significant capital return and debt reduction
o	Redemption of $4.84 billion in unsecured debt to settle on May 4, 2017 and completed tender offer for $969 million

•	Continued progress on operating expense reduction program
o	Achieved approximately 40% of 2018 operating expense reduction goal

NEW YORK – Apr. 25, 2017 – CIT Group Inc. (NYSE: CIT) today announced financial results for the first quarter ended Mar. 31, 2017.

For the quarter ended Mar. 31, 2017, the Company reported net income of $180 million or $0.88 per diluted share, compared to $146 million or $0.72 per diluted share for the year-ago quarter. Income from continuing operations for the first quarter was $78 million or $0.38 per diluted share, compared to $61 million or $0.30 per diluted share in the year-ago quarter. Net income excluding noteworthy items for the first quarter was $163 million or $0.80 per diluted share, compared to $142 million or $0.70 per diluted share for the year-ago quarter. Income from continuing operations excluding noteworthy items for the first quarter was $109 million or $0.54 per diluted share, compared to $57 million or $0.28 per diluted share in the year-ago quarter.

1 Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 24 for reconciliation of non-GAAP to GAAP financial information.

2 Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 24 for reconciliation of non-GAAP to GAAP financial information.

Tangible book value per common share at Mar. 31, 2017, was $46.09. Preliminary Common Equity Tier 1 and Total Capital ratios at Mar. 31, 2017, increased to 14.3% and 15.1%, respectively, as calculated under the fully phased-in regulatory capital rules. ROTCE3 for the quarter was 8.08%. ROTCE excluding noteworthy3 items was 7.34%. ROTCE for continuing operations was 7.40%, excluding noteworthy items and pro forma for the reduction of approximately $3 billion in common equity associated with the Commercial Air sale.

“We are off to a solid start for the year,” said Chairwoman and Chief Executive Officer Ellen R. Alemany. “The sale of Commercial Air was completed, $5.8 billion in liability management actions were initiated, progress on our operating expense goal was achieved and our core business trends were stable. We remain committed to maintaining a strong balance sheet while making further progress on our strategic priorities, including building on our strengths in the commercial and consumer banking franchises, and creating value for shareholders.”

Our financial results for the first quarter in both continuing and discontinued operations were impacted by noteworthy items related to our strategic initiatives.

Noteworthy items (after tax) in the first quarter of 2017 in continuing operations included:

•	$7 million ($0.03 per diluted share) charge related to a currency translation adjustment relating to international business exits;
•	$10 million ($0.05 per diluted share) in restructuring expenses; and
•	$14 million ($0.07 per diluted share) in deferred tax expense related to the restructuring of legal entities in preparation for the Commercial Air sale.

Noteworthy items (after tax) in the first quarter of 2017 in discontinued operations included:

•	$34 million ($0.17 per diluted share) in secured debt extinguishment costs;
•	$13 million ($0.06 per diluted share) gain on the sale of the TC-CIT joint venture; and
•	$69 million ($0.34 per diluted share) of suspended depreciation benefits related to the Commercial Air business.

3 Adjusted Return on Tangible Common Equity, which adjusts tangible common equity for the reversal of the valuation allowance and the amortization of intangibles in the numerator and the disallowed deferred tax asset related to regulatory capital in the denominator, and ROTCE excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 24 for reconciliation of non-GAAP to GAAP financial information.

Selected Financial Highlights

Unless otherwise indicated, all references below relate to continuing operations. Discontinued operations consists of the discontinued operations related to Financial Freedom, our reverse mortgage servicing business, the portion of our Commercial Air business that was sold on April 4, 2017 and our Business Air portfolio.

				Change from:
	1Q17	4Q16	1Q16	Prior Quarter*	Prior Year*
($ in millions, except per share data)
Pre-tax income (loss) from continuing operations	$134	$(432)	$105	$567	$29
Income (Loss) from continuing operations	$78	$(426)	$61	$504	$17
Diluted earnings per share (EPS) from continuing operations	$0.38	$(2.10)	$0.30	$2.48	$0.08

Pre-tax return on average earning assets (ROAEA)	1.15%	-3.68%	0.88%	4.84%	0.28%
Return on average earning assets (ROAEA)	0.67%	-3.63%	0.51%	4.30%	0.16%
Adjusted return on tangible common equity (ROTCE)(1)	7.40%	8.37%	4.03%	-0.98%	3.37%
Net finance margin(2)	3.57%	3.58%	3.67%	-0.01%	-0.10%
Net efficiency ratio(2)	58.6%	109.2%	57.6%	50.6%	-1.0%
Tangible book value per share (TBVPS)(2)	$46.09	$45.41	$48.94	$0.68	$(2.84)

CET 1 Ratio(3)	14.3%	13.8%	13.1%	0.5%	1.2%
Total Capital Ratio(3)	15.1%	14.6%	13.7%	0.5%	1.4%

Net charge-offs as % of average finance receivables	0.37%	0.32%	0.42%	0.05%	-0.05%
Allowance for loan losses as % of finance receivables	1.51%	1.46%	1.30%	0.05%	0.22%

Average earning assets	$46,639	$46,965	$48,107	$(326)	$(1,468)
Financing and leasing assets	$37,770	$37,658	$39,508	$112	$(1,737)

* Certain balances may not sum due to rounding.

(1)Excludes Noteworthy Items and pro forma for ~$3 billion capital reduction associated with Commercial Air sale. See "Non-GAAP Measurements" at the end of this press release and page 24 for reconciliation of non-GAAP to GAAP financial information and Noteworthy items.

(2)See "Non-GAAP Measurements" at the end of this press release and page 24 for reconciliation of non-GAAP to GAAP financial information and Noteworthy items.

(3)Ratios based on the fully phased-in basis.

Income Statement Highlights:

Net Finance Revenue

Net Finance Revenue* ($ in millions)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year

Interest income	$456	$474	$483	$(18)	$(27)
Rental income on operating leases	251	252	264	(1)	(13)
Finance revenue	707	726	747	(19)	(40)
Interest expense	(163)	(178)	(195)	15	32
Depreciation on operating lease equipment	(74)	(70)	(61)	(4)	(12)
Maintenance and other operating lease expenses	(54)	(58)	(49)	4	(5)
Net finance revenue	$417	$421	$442	$(4)	$(25)
Average earning assets	$46,639	$46,965	$48,107	$(326)	$(1,468)
Net finance margin	3.57%	3.58%	3.67%	-0.01%	-0.10%
* Certain balances may not sum due to rounding.

Net finance revenue4 was $417 million in the current quarter, compared to $421 million in the prior quarter and $442 million in the year-ago quarter. Net finance revenue as a percentage of average earning assets (“net finance margin”) was relatively flat from the prior quarter and decreased 10 basis points from the year-ago quarter. Sequentially, net finance margin reflected lower purchase accounting accretion primarily related to prior period prepayments and a decline in Rail portfolio gross yields, mostly offset by lower interest expense and maintenance expense. The decrease in net finance margin from the year-ago quarter was driven by similar factors.

Other Income

Other Income* ($ in millions)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year

Fee revenues	$29	$27	$30	$2	$(1)
Factoring commissions	26	26	26	0	(0)
Gains on sales of leasing equipment	9	11	5	(2)	4
Gains on loan and portfolio sales	5	23	0	(18)	5
Gains (losses) on investments	4	22	(4)	(18)	8
Gain on OREO sales	1	2	2	(0)	(0)
Termination fees on Canadian total return swap	-	(281)	-	281	-
Impairment on assets held for sale	(2)	-	(20)	(2)	19
Net gains (losses) on derivatives and foreign currency
exchange	(11)	51	9	(62)	(21)
Other revenues	18	3	36	15	(18)
Total other income	$79	$(118)	$85	$197	$(6)
* Certain balances may not sum due to rounding.

Other income includes fee revenues, factoring commissions and gains, losses and valuation adjustments. Total other income was $79 million in the current quarter, compared to a loss of $118 million in the prior quarter and income of $85 million in the year-ago quarter.

4 Net finance revenue, net finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 24 for reconciliation of non-GAAP to GAAP financial information.

While fee revenues and factoring commissions remained steady compared to the prior and the year-ago quarters, there were noteworthy items in each period. In the current quarter, other income included an $8 million charge related to a currency translation adjustment. The prior quarter included an approximately $245 million net charge related to the termination of our Canadian subsidiary’s total return swap (Canadian TRS), a $22 million gain related to the sale of our Canadian Equipment and Corporate Finance businesses and a $22 million gain on an investment related to a loan workout in the Commercial Finance division of Commercial Banking. The year-ago quarter included a $24 million gain on the sale of assets in the United Kingdom and a related $3 million charge from a currency translation adjustment and a $11 million asset impairment, all in our NSP segment.

Operating Expenses

Operating Expenses* ($ in millions)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year

Compensation and benefits	$(143)	$(133)	$(158)	$(10)	$14
Professional fees	(40)	(59)	(37)	19	(3)
Technology	(33)	(40)	(30)	7	(2)
Insurance	(26)	(19)	(25)	(7)	(1)
Net occupancy expense	(20)	(20)	(18)	(0)	(2)
Advertising and marketing	(5)	(6)	(5)	1	(0)
Other expenses	(24)	(54)	(30)	30	6
Operating expenses before provision for severance and
facilities exiting and intangible asset amortization	(291)	(331)	(303)	40	13
Intangible asset amortization	(6)	(6)	(6)	0	0
Provision for severance and facilities exiting activities	(15)	(4)	(20)	(11)	6
Total operating expenses	$(312)	$(341)	$(330)	$30	$19
Net efficiency ratio	58.6%	109.2%	57.6%	50.6%	-1.0%
* Certain balances may not sum due to rounding.

Operating expenses excluding restructuring costs and intangible asset amortization5 was $291 million in the current quarter, $331 million in the prior quarter and $303 million in the year-ago quarter. Noteworthy items and other elevated costs in the prior quarter were mostly related to legacy OneWest Bank matters and were the main drivers of the sequential quarter decline in this metric. Operating expenses in the current quarter also benefited from the timing of technology expenditures. The decrease from the year-ago quarter reflects results from our expense reduction initiatives.

The net efficiency ratio5 of 59% declined from the prior quarter, reflecting the aforementioned noteworthy items and elevated costs in the prior quarter. The net efficiency ratio excluding noteworthy items5 in the prior quarter was 58%. Compared to the year-ago quarter, the net efficiency ratio increased slightly as the reduction in operating expenses was more than offset by a decline in net finance revenue.

5 Operating expenses excluding restructuring costs and intangible asset amortization, net efficiency ratio and net efficiency ratio excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 24 for reconciliation of non-GAAP to GAAP financial information.

We continue to make progress towards achieving our goal of reducing annual operating expense by $150 million by 2018 through organizational alignment, technology and operations improvements and third party initiatives. As of the end of the current quarter, we have achieved approximately 40% of that goal and remain on track to reach our target.

Income Taxes

The provision for income taxes in the current quarter of $56 million included $14 million in deferred tax expense related to the restructuring of legal entities in preparation for the Commercial Air sale. The benefit in the prior quarter of $7 million included $54 million of discrete tax expense resulting from no longer asserting indefinite reinvestment of earnings in Canada. The provision for income taxes in the year-ago quarter of $44 million included $14 million of discrete tax benefits from the resolution of a tax position on an international portfolio that had been previously sold. The effective tax rate in the current quarter was 42%. Excluding discrete items, the effective tax rate was 33% for the quarter.

Balance Sheet Highlights:

Earning Assets

Earning Assets* ($ in millions)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year

Loans (including assets held for sale)	$30,253	$30,172	$32,398	$82	$(2,145)
Operating lease equipment, net (including assets held for sale)	7,517	7,486	7,109	30	408
Financing and Leasing Assets	37,770	37,658	39,508	112	(1,737)
Interest bearing cash	5,415	5,609	6,585	(193)	(1,170)
Investment securities	4,476	4,491	2,897	(15)	1,580
Indemnification asset	313	341	381	(28)	(68)
Credit balances of factoring clients	(1,547)	(1,292)	(1,361)	(255)	(186)
Total Earning Assets	$46,428	$46,807	$48,009	$(379)	$(1,582)
Average Earning Assets	$46,639	$46,965	$48,107	$(326)	$(1,468)
* Certain balances may not sum due to rounding.

Earning assets at Mar. 31, 2017 were down modestly from the prior quarter as an increase in financing and leasing assets was more than offset by a decline in interest-bearing cash and an increase in credit balances of factoring clients. Financing and leasing assets were up slightly, as an increase in Commercial Banking, driven by seasonally higher factoring receivables, offset the run-off of the Legacy Consumer Mortgage (LCM) portfolio in the Consumer Banking segment and in the remaining portfolio in NSP.

Cash and Investment Securities

Interest bearing cash and investment securities were $9.9 billion at Mar. 31, 2017, consisting of $5.4 billion of interest-bearing cash and $4.5 billion of investment securities. In addition, there was approximately $0.7 billion of non-interest-bearing cash. During the quarter, CIT Bank investments increased by $400 million but was offset by a reduction at the parent to generate cash to repay secured debt ahead of the Commercial Air sale.

Of the interest bearing cash and investment securities, $0.6 billion was at the financial holding company and $8.9 billion was at CIT Bank, while the remaining $0.4 billion consisted of amounts held at the operating subsidiaries and restricted balances. The $0.7 billion of non-interest bearing cash consisted of $0.4 billion held at the financial holding company and $0.3 billion held at CIT Bank and the operating subsidiaries.

Deposits and Borrowings

Deposits and Borrowings* ($ in millions)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year
Total Deposits	$32,336	$32,304	$32,878	$32	$(542)
Unsecured borrowings	$10,588	$10,585	$10,579	$3	$9
Secured borrowings	4,148	4,350	5,403	(202)	(1,254)
Total Borrowings	$14,736	$14,936	$15,982	$(199)	$(1,245)
* Certain balances may not sum due to rounding.

Deposits represented approximately 69% of CIT’s funding at Mar. 31, 2017, up from 68% the prior quarter. The weighted average rate on total outstanding deposits rose modestly to 1.21% at Mar. 31, 2017, from 1.19% at Dec. 31, 2016, but declined from 1.26% at Mar. 31, 2016. The slight increase in weighted average rate from the prior quarter was driven by higher interest rates, mostly offset by a shift to lower-cost deposits.  The decrease in weighted average rate from the year-ago quarter was primarily driven by a shift to lower-cost deposits.

Unsecured and secured borrowings comprised 22% and 9% of the funding mix, respectively, at Mar. 31, 2017. Redemptions and maturities of structured financings reduced secured borrowing balances and FHLB advances declined from a year-ago.

The overall weighted average rate on outstanding deposits and total borrowings was 2.16% at Mar. 31, 2017, compared to 2.14% at Dec. 31, 2016, and 2.15% at Mar. 31, 2016.

On April 4 we provided notice to redeem approximately $4.84 billion of our senior unsecured debt and commenced a tender offer to purchase up to $950 million of certain of our senior unsecured debt. On April 18, we announced the tender offer was oversubscribed and that we had elected to increase from $950 million to $969 million the aggregate maximum principal of notes subject to such tender offer, and our election to early settle the tender offer. Pursuant to the tender offer, $969 million of our 5.500% Series C Unsecured Notes due 2019 was repurchased for total consideration of $1.04 billion, including accrued interest.

Pro forma for these liability management actions at Mar. 31, 2017, deposits increase to 78% of total funding, while unsecured and secured debt represent 12% and 10%, respectively.

Capital

Capital* ($ in millions, except per share data)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year

Common Stockholders' Equity	$10,165	$10,003	$11,092	$163	$(926)
Tangible Common Equity	$9,345	$9,177	$9,871	$168	$(526)
Total risk-based capital(1)	$9,737	$9,480	$9,486	$257	$251
Risk-weighted assets(1)	$64,544	$65,068	$69,195	$(524)	$(4,651)

Book value per share (BVPS)	$50.14	$49.50	$54.99	$0.64	$(4.85)
Tangible book value per share (TBVPS)	$46.09	$45.41	$48.94	$0.68	$(2.84)
CET 1 Ratio(1)	14.3%	13.8%	13.1%	0.5%	1.2%
Total Capital Ratio(1)	15.1%	14.6%	13.7%	0.5%	1.4%
Tier 1 Leverage Ratio(1)	14.6%	13.9%	13.7%	0.7%	0.9%
* Certain balances may not sum due to rounding.
(1)Balances and ratios based on the fully phased-in basis.

Common stockholders’ equity and tangible common equity increased from the prior quarter reflecting earnings. Similarly, book value per share and tangible book value per share increased in the quarter mostly due to the higher common stockholders’ equity, while the share count remained relatively stable. The Common Equity Tier 1 and Total capital ratios increased from the prior quarter. Risk-weighted assets decreased, reflecting the decline in balance sheet assets. The ratios presented are estimated Common Equity Tier 1 and Total Capital ratios under the fully phased-in Regulatory Capital Rules.

On April 18, 2017, the Board of Directors declared a quarterly cash dividend of $0.15 per common share on its outstanding common stock. The common stock dividend is payable on May 26, 2017 to common shareholders of record as of May 12, 2017.

Asset Quality

Asset Quality* ($ in millions)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year

Net charge-offs (NCO)	$28	$24	$32	$4	$(5)
NCO % of AFR	0.37%	0.32%	0.42%	0.05%	-0.05%
Non-accrual Loans	$259	$279	$273	$(20)	$(15)
OREO	$80	$72	$100	$7	$(20)
Provision for credit losses	$50	$37	$90	$13	$(40)
Total Portfolio Allowance as a % of Finance Receivables (FR)	1.51%	1.46%	1.30%	0.05%	0.22%
Allowance for loan losses plus principal loss discount as % of FR (before principal loss discount) / Commercial	1.97%	1.97%	1.89%	0.00%	0.08%
* Certain balances may not sum due to rounding.

Provision

The provision for credit losses of $50 million increased from the prior quarter, primarily driven by a specific reserve on a single account in the Business Capital division of Commercial Banking. The provision declined from the prior-year quarter level, which included an increase in reserves related to the energy and maritime portfolios.

Net Charge-offs

Net charge-offs were $28 million (0.37% of average finance receivables), compared to $24 million (0.32%) in the prior quarter and $32 million (0.42%) in the year-ago quarter, all related to the Commercial Banking segment. The increase from the prior quarter was driven by higher charge-offs in the Business Capital and Real Estate Finance divisions of Commercial Banking. The decline from the year-ago quarter was driven by lower charge-offs in the energy portfolio in Commercial Banking.

Loan Loss Allowance

The allowance for loan losses was $449 million (1.51% of finance receivables, 1.76% excluding loans subject to loss sharing agreements with the Federal Deposit Insurance Corporation (FDIC)) at Mar. 31, 2017, compared to $433 million (1.46% of finance receivables, 1.72% excluding loans subject to loss sharing agreements with FDIC) at Dec. 31, 2016, and $401 million (1.30% of finance receivables, 1.53% excluding loans subject to loss sharing agreements with the FDIC) at Mar. 31, 2016. The increase in the allowance for loan losses from the prior quarter was primarily due to an increase in a specific reserve associated with a single account in Commercial Banking. The increase in the allowance for loan losses from the year-ago quarter was concentrated in the energy and maritime portfolios.

Including the impact of the principal loss discount on credit impaired loans, which is essentially a reserve for credit losses on the discounted loans, the commercial loan allowance for finance receivables was 1.97%, unchanged from Dec. 31, 2016, and up from 1.89% at Mar. 31, 2016. The consumer loans ratio was 5.72% at Mar. 31, 2017, compared to 6.05% at Dec. 31, 2016, and 7.87% at Mar. 31, 2016, as most of the consumer loans purchased were credit impaired and are partially covered by loss sharing agreements with the FDIC. The decrease was driven by the shift in asset mix as new originations offset the run-off of the purchased credit impaired portfolio.

Non-accrual Loans

Non-accrual loans of $259 million (0.87% of finance receivables) were down modestly from the prior quarter, driven by lower balances in the Commercial Banking segment, and from the year-ago quarter driven by lower balances in NSP.

Commercial Banking

Earnings Summary* ($ in millions)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year

Interest income	$308	$322	$324	$(15)	$(17)
Rental income on operating leases	251	252	260	(1)	(9)
Interest expense	(120)	(127)	(130)	7	10
Depreciation on operating lease equipment	(74)	(70)	(61)	(4)	(12)
Maintenance and other operating lease expenses	(54)	(58)	(49)	4	(5)
Net finance revenue	312	320	344	(8)	(32)
Other income	72	92	58	(19)	14
Provision for credit losses	(49)	(31)	(86)	(18)	37
Goodwill impairment	-	(35)	-	35	-
Operating expenses	(179)	(183)	(197)	5	19
Income before income taxes	$156	$163	$118	$(7)	$38

Select Average Balances
Average finance receivables	$22,750	$22,752	$23,522	$(3)	$(772)
Average Operating Leases	$7,501	$7,426	$6,940	$75	$560
Average earning assets	$29,305	$29,505	$29,967	$(200)	$(662)
Statistical Data
Pre-tax ROAEA	2.13%	2.21%	1.58%	-0.08%	0.56%
Net finance margin	4.25%	4.34%	4.59%	-0.08%	-0.33%
New business volume	$1,615	$2,042	$1,777	$(427)	$(162)
Net efficiency ratio	46.2%	52.6%	48.7%	6.4%	2.6%
* Certain balances may not sum due to rounding.

Segment Financial Results

Pre-tax earnings in the Commercial Banking segment decreased from the prior quarter driven by lower net finance revenue and higher credit costs, partially offset by lower operating expenses. The prior quarter included a $35 million goodwill impairment charge partially offset by a gain on an investment related to a loan workout reflected in other income. Pre-tax earnings increased compared to the year-ago quarter, reflecting lower credit costs and operating expenses, partially offset by a decrease in net finance revenue.

Net Finance Revenue and Margin

Net finance revenue and net finance margin both decreased from the prior quarter reflecting lower interest expense that was more than offset by a decline in purchase accounting accretion and lower prepayment benefits in the Commercial Finance and Real Estate Finance divisions. In the Rail division, declining portfolio yields were offset by lower maintenance expense. Net finance revenue was down from the year-ago quarter, primarily due to lower earning assets and lower purchase accounting accretion in the Commercial Finance and Real Estate divisions, and lower rental income in the Rail division.

Financing and Leasing Assets

Financing and leasing assets, which comprise the vast majority of earning assets, was $30.7 billion at Mar. 31, 2017, up 1% from Dec. 31, 2016, driven by higher factoring receivables. The 1% decrease from Mar. 31, 2016, was driven by sales in the Commercial Finance division, which offset increases in each of the other divisions.

New lending and leasing volume of $1.6 billion was down from the prior quarter, reflecting seasonality and market trends, and down from the year-ago quarter primarily due to weak market conditions in middle market lending.

Factored volume of $6.8 billion was flat with the prior quarter and up 16% compared to the year-ago quarter, driven by increased volume across all industries, especially technology.

Other Income

Other income decreased from the prior quarter, which included a $22 million gain on an investment related to a loan workout in Commercial Finance. The increase from the year-ago quarter was driven by higher gains on asset sales. Factoring commissions were flat relative to the prior and year-ago quarters despite increases in factoring volume as a reduction in the mix of higher risk receivables put downward pressure on pricing.

Operating Expenses

Operating expenses declined $4 million from the prior quarter and $19 million from the year-ago quarter reflecting lower employee related costs. The decrease from the prior quarter also reflects lower sales tax and legal expenses.

Asset Quality

The provision for credit losses was $49 million. The increase in provision from the prior quarter was primarily driven by a specific reserve on a single account in the factoring business within Business Capital. The decline from the year-ago quarter was in Commercial Finance and reflected lower provision amounts for the energy and maritime sectors.

Net charge-offs were $27 million (0.48% of average finance receivables), compared to $23 million (0.41%) in the prior quarter and $32 million (0.55%) in the year-ago quarter. The increase from the prior quarter was driven by Business Capital and Real Estate Finance, partially offset by decreases in the Commercial Finance division.

Non-accrual loans were $234 million (1.02% of finance receivables), compared to $251 million (1.11%) at Dec. 31, 2016, and $215 million (0.90%) a year-ago. The decrease from the prior quarter reflected a reduction in the Commercial Finance division, including lower energy and maritime non-accrual loans.

Commercial Banking Divisions

Commercial Finance

•	Financing and Leasing Assets declined 3% from the prior quarter as we continue to position Commercial Finance to emphasize opportunities that build upon our specialty lending expertise by providing credit as well as other bank products and deposits.
•	Gross yield, net finance revenue and net finance margin were all impacted by lower purchase accounting accretion and prepayment benefits.

Rail

•	Financing and Leasing Assets were flat and the utilization rate remained at 94% as improvement in sand car utilization was offset by declines in tank car utilization.
•	Renewal lease rates are re-pricing 20-30% lower on average.

Real Estate Finance

•	Financing and Leasing Assets grew 1.6% in the current quarter, reflecting growth of 2.5% in core assets partially offset by run-off of legacy portfolio assets.
•	Gross yields, net finance revenue and net finance margin were all impacted by lower purchase accounting accretion and prepayment benefits.

Business Capital

•	Financing and Leasing Asset growth of 7% from the prior quarter was primarily driven by growth in the Commercial Services business.
•	Increase in portfolio yields reflects the repayment of a non-accrual loan.

Consumer Banking

Earnings Summary* ($ in millions)				Change from:
	1Q17	4Q16	1Q16	Prior Quarter	Prior Year

Interest income	$100	$107	$105	$(7)	$(5)
Interest expense	7	4	(8)	3	15
Net finance revenue	107	110	97	(4)	9
Other income	8	7	8	1	(0)
Provision for credit losses	(1)	(6)	(3)	5	3
Goodwill impairment	-	(319)	-	319	-
Operating expenses	(96)	(123)	(85)	27	(11)
Income (loss) before income taxes	$18	$(331)	$17	$349	$1

Select Average Balances
Average finance receivables	$6,889	$7,053	$7,146	$(164)	$(257)
Average earning assets	$7,292	$7,458	$7,589	$(166)	$(297)
Statistical Data
Pre-tax ROAEA	1.00%	-17.73%	0.91%	18.73%	0.09%
Net finance margin	5.84%	5.93%	5.13%	-0.08%	0.71%
New business volume	$155	$199	$215	$(44)	$(60)
Net efficiency ratio	79.5%	100.5%	76.3%	21.0%	-3.2%
* Certain balances may not sum due to rounding.

Segment Financial Results

Consumer Banking pre-tax earnings was $18 million, up from the prior quarter that included a $319 million goodwill impairment charge and higher operating expenses resulting from charges related to legacy OneWest Bank matters and other elevated costs. Pre-tax income was up slightly compared to the year-ago quarter, as higher net finance revenue and a lower provision for credit losses offset an increase in operating expenses.

Net Finance Revenue and Margin

Net finance revenue of $107 million decreased from the prior quarter due to lower purchase accounting accretion, while the increase from the year-ago quarter reflected lower funding costs. The low interest expense in Consumer Banking reflects the benefit it received from the other segments for the value of the excess deposits it generates.

Financing and Leasing Assets

Financing and leasing assets totaled $6.9 billion at Mar. 31, 2017, down 2% from Dec. 31, 2016, due to run-off of the LCM portfolio and lower new business volume. The LCM portfolio made up $4.7 billion of the current quarter balance, with a significant portion covered by loss sharing agreements with the FDIC. The benefit of these agreements is recorded within the indemnification asset.

Other Income

Other income was essentially flat compared to the prior and year-ago quarters.

Operating Expenses

Operating expenses decreased compared to the prior quarter, which included charges from legacy OneWest Bank matters, and increased from the prior year.

Asset Quality

The provision for credit losses declined from the prior quarter, which included higher reserves on certain LCM loans. Non-accrual loans were $16 million (0.24% of finance receivables) at Mar. 31, 2017, down slightly from $17 million (0.25%) at Dec. 31, 2016, and up from $7 million (0.10%) at Mar. 31, 2016, essentially all of which are in the LCM portfolios. Certain LCM loans are subject to loss sharing agreements with the FDIC under which CIT may be reimbursed for a portion of future losses.

Non-Strategic Portfolios (NSP):

NSP pre-tax loss for the quarter was mainly due to the recognition of $8 million of currency translation adjustment charges previously reflected in stockholder’s equity associated with the liquidation of international entities. The prior quarter pre-tax income reflected the $22 million gain related to the sale of our Canadian Equipment and Corporate Finance businesses. Additionally, operating expenses declined nearly $5 million from the year-ago quarter with savings being realized as the portfolios run off.

Financing and leasing assets at Mar. 31, 2017 was $0.2 billion, all related to our business in China and a decrease of $48 million from Dec. 31, 2016, and down from $1.2 billion at Mar. 31, 2016.

Corporate & Other:

Certain items are not allocated to operating segments and are included in Corporate & Other, including interest expense primarily related to corporate liquidity costs, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses.

Net finance revenue increased from both the prior and year-ago quarters, mostly reflecting higher investment income. Other income declined from the year-ago quarter, which included an $18 million mark-to-market charge on the total return swap, while activity for the prior quarter was driven by the termination net charge of $243 million related to the Canadian TRS. Higher operating expenses compared to the prior quarter were driven by higher seasonal mandated benefits and FDIC insurance, while the prior quarter included $17 million in consulting spending related to CCAR project costs and organizational design and $7 million in systems write-offs. Operating expenses for the quarter also included restructuring charges of $15 million, compared to $4 million in the prior quarter and $20 million in the year-ago quarter.

Discontinued Operations:

Discontinued operations at the end of the first quarter consisted of our Commercial Air business that was sold in April 2017, our Business Air portfolio and Financial Freedom, our reverse mortgage servicing business.

The current quarter income from Discontinued Operations was $102 million, which included $111 million from Commercial Air and Business Air and a loss of $9 million from Financial Freedom. Income from Commercial Air in the current quarter included a $39 million loss on debt extinguishment, a $14 million gain as a result of the sale of the TC-CIT JV and $113 million of suspended depreciation on operating lease equipment held for sale, as depreciation ceases on operating lease equipment held for sale and the assets are subject to impairment testing.

The prior quarter loss from Discontinued Operations was $717 million, which included $708 million from Commercial Air and Business Air and $9 million from Financial Freedom. The loss in Commercial Air and Business Air included an $847 million net tax expense related to the Commercial Air sale and a $106 million benefit from suspended depreciation. The year-ago quarter income of $85 million was driven by Commercial Air and Business Air, which offset a loss of $5 million from Financial Freedom.

Commercial Air and Business Air financing and leasing assets totaled $10.6 billion at Mar. 31, 2017, of which $10.3 billion related to Commercial Air. Commercial Air and Business Air financing and leasing assets were down slightly from $10.7 billion a Dec. 31, 2016, and down from $10.8 billion at Mar. 31, 2016. Commercial Air assets were up slightly from Dec. 31, 2016, while Business Air assets declined.

Financial Freedom loans totaled $353 million at Mar. 31, 2017, compared to $374 million at Dec. 31, 2016, and $435 million at Mar. 31, 2016.

Conference Call and Webcast

Chairwoman and Chief Executive Officer Ellen R. Alemany and Chief Financial Officer E. Carol Hayles will discuss these results on a conference call and audio webcast today, Apr. 25, 2017, at 8 a.m. EDT. Interested parties may access the conference call live by dialing 888-317-6003 for U.S. callers, 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “2023530” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. EDT on May 26, 2017, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10105158”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with $64 billion in assets as of March 31, 2017. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has more than $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that (i) the risk that CIT is unsuccessful in implementing its Amended Capital Plan on the timing and terms contemplated, (ii) the risk that CIT is unsuccessful in implementing its strategy and business plan, (iii) the risk that CIT is unable to react to and address key business and regulatory issues, (iv) the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and (v) the risk that CIT becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues. Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks. Net income excluding noteworthy items, income from continuing operations excluding noteworthy items, and Return of Tangible Common Equity excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
(212) 771-6008 Gina.Proia@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(dollars in millions, except per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
	2017	2016	2016

Interest income
Interest and fees on loans	$412.1	$436.2	$451.9
Other Interest and dividends	43.6	37.9	31.0
Total interest income	455.7	474.1	482.9
Interest expense
Interest on borrowings	(69.1)	(81.9)	(95.5)
Interest on deposits	(94.0)	(96.4)	(99.5)
Total interest expense	(163.1)	(178.3)	(195.0)
Net interest revenue	292.6	295.8	287.9
Provision for credit losses	(49.7)	(36.7)	(89.5)
Net interest revenue, after credit provision	242.9	259.1	198.4
Non-interest income
Rental income on operating leases	251.3	252.2	264.1
Other income	79.1	(117.6)	84.8
Total non-interest income	330.4	134.6	348.9
Non-interest expenses
Depreciation on operating lease equipment	(73.5)	(69.8)	(61.3)
Maintenance and other operating lease expenses	(53.8)	(57.5)	(48.9)
Operating expenses	(311.6)	(341.3)	(330.1)
Goodwill impairment	—	(354.2)	—
Loss on debt extinguishment and deposit redemption	—	(3.3)	(1.6)
Total non-interest expenses	(438.9)	(826.1)	(441.9)
Income (loss) from continuing operations before (provision) benefit for income taxes	134.4	(432.4)	105.4
(Provision) benefit for income taxes	(56.2)	6.6	(44.4)
Income (loss) from continuing operations	78.2	(425.8)	61.0
Discontinued operations
Income from discontinued operations	161.1	171.8	90.2
Provision for income taxes	(73.1)	(888.5)	(5.2)
Gain on sale of discontinued operations	13.7	—	—
Income (loss) from discontinued operations, net of taxes	101.7	(716.7)	85.0
Net income (loss)	$179.9	$(1,142.5)	$146.0

Basic income per common share
Income (loss) from continuing operations	$0.39	$(2.10)	$0.30
Income (loss) from discontinued operations, net of taxes	0.50	(3.55)	0.42
Basic income (loss) per common share	$0.89	$(5.65)	$0.72
Average number of common shares - basic (thousands)	202,449	202,083	201,394

Diluted income per common share
Income(loss) from continuing operations	$0.38	$(2.10)	$0.30
Income (loss) from discontinued operations, net of taxes	0.50	(3.55)	0.42
Diluted income (loss) per common share	$0.88	$(5.65)	$0.72
Average number of common shares - diluted (thousands)	203,348	202,083	202,136

CIT GROUP INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(dollars in millions, except per share data)

	March 31,	December 31,	March 31,
	2017*	2016	2016

Assets
Total cash and deposits	$6,156.9	$6,430.6	$7,489.4
Investment securities	4,476.3	4,491.1	2,896.8
Assets held for sale	562.6	636.0	1,487.4

Loans	29,691.4	29,535.9	30,948.7
Allowance for loan losses	(448.6)	(432.6)	(400.8)
Loans, net of allowance for loan losses	29,242.8	29,103.3	30,547.9

Operating lease equipment, net	7,516.2	7,486.1	7,071.4
Indemnification assets	313.1	341.4	381.4
Goodwill	686.1	685.4	1,060.0
Intangible assets	134.3	140.7	160.9
Unsecured counterparty receivable	212.0	394.5	556.3
Other assets	1,075.9	1,240.4	2,485.4
Assets of discontinued operations	12,718.2	13,220.7	12,951.7
Total assets	$63,094.4	$64,170.2	$67,088.6

Liabilities
Deposits	$32,336.2	$32,304.3	$32,877.8
Credit balances of factoring clients	1,547.1	1,292.0	1,361.0
Other liabilities	1,577.4	1,897.6	1,581.0
Borrowings
Unsecured borrowings	10,588.2	10,585.2	10,579.1
Structured financings	1,737.4	1,939.5	2,286.2
FHLB advances	2,410.7	2,410.8	3,116.3
Total borrowings	14,736.3	14,935.5	15,981.6
Liabilities of discontinued operations	2,731.9	3,737.7	4,195.1
Total liabilities	52,928.9	54,167.1	55,996.5
Equity
Stockholders' equity
Common stock	2.1	2.1	2.1
Paid-in capital	8,782.6	8,765.8	8,739.4
Retained earnings	1,701.1	1,553.0	2,639.5
Accumulated other comprehensive loss	(123.7)	(140.1)	(117.4)
Treasury stock, at cost	(196.9)	(178.1)	(172.0)
Total common stockholders' equity	10,165.2	10,002.7	11,091.6
Noncontrolling interests	0.3	0.4	0.5
Total equity	10,165.5	10,003.1	11,092.1
Total liabilities and equity	$63,094.4	$64,170.2	$67,088.6

Book Value Per Common Share
Book value per common share	$50.14	$49.50	$54.99
Tangible book value per common share	$46.09	$45.41	$48.94
Outstanding common shares (in thousands)	202,736	202,088	201,702

* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Average Balances and Rates

(dollars in millions)

	Quarters Ended
	March 31, 2017		December 31, 2016		March 31, 2016
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$5,652.4	0.88%	$5,918.2	0.51%	$6,863.2	0.49%
Investments	4,452.4	2.79%	3,962.2	3.07%	2,923.6	3.07%
Loans (including held for sale)
U.S.	29,742.0	5.71%	29,940.4	5.94%	30,981.5	5.78%
Non-U.S.	463.9	14.31%	653.9	11.50%	1,291.0	8.19%
Total Loans	30,205.9	5.85%	30,594.3	6.07%	32,272.5	5.88%
Total interest earning assets / interest income	40,310.7	4.78%	40,474.7	4.93%	42,059.3	4.77%
Operating lease equipment, net (including held for sale)
U.S.	6,044.9	6.72%	6,052.6	6.60%	5,659.0	8.86%
Non-U.S.	1,456.0	6.15%	1,382.5	7.26%	1,330.8	8.57%
Total operating lease equipment, net	7,500.9	6.61%	7,435.1	6.72%	6,989.8	8.80%
Indemnification assets	327.9	-9.50%	351.3	-9.42%	395.5	-3.13%
Total earning assets	48,139.5	4.97%	48,261.1	5.10%	49,444.6	5.29%
Non-interest earning assets
Cash and due from banks	783.6		806.9		938.6
Allowance for loan losses	(436.0)		(418.5)		(361.1)
All other non-interest bearing assets	2,321.3		3,603.1		4,285.5
Assets of discontinued operation	12,969.7		13,140.4		12,979.4
Total Average Assets	$63,778.1		$65,393.0		$67,287.0
Liabilities
Borrowings
Deposits	$30,953.0	1.21%	$31,139.0	1.24%	$31,829.1	1.25%
Borrowings	14,815.0	1.87%	14,676.5	2.23%	16,134.0	2.37%
Total interest-bearing liabilities	45,768.0	1.43%	45,815.5	1.56%	47,963.1	1.63%
Non-interest bearing deposits	1,387.3		1,295.0		1,062.4
Credit balances of factoring clients	1,500.6		1,296.3		1,337.5
Other non-interest bearing liabilities	1,778.8		1,822.7		1,626.1
Liabilities of discontinued operation	3,223.6		4,180.0		4,246.2
Noncontrolling interests	0.3		0.5		0.5
Stockholders' equity	10,119.5		10,983.0		11,051.2
Total Average Liabilities and Stockholders' Equity	$63,778.1		$65,393.0		$67,287.0

CIT GROUP INC. AND SUBSIDIARIES

Select Accounts

(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2017*	2016	2016
OTHER INCOME
Fee revenues	$28.9	$26.8	$30.3
Factoring commissions	26.1	25.7	26.4
Gains on sales of leasing equipment	8.5	10.5	4.8
Gains on loan and portfolio sales	4.8	22.9	0.3
Gains (losses) on investments	4.1	22.0	(4.1)
Gain on OREO sales	1.3	1.5	1.7
Termination fees on Canadian total return swap	—	(280.8)	—
Impairment on assets held for sale	(1.7)	—	(20.3)
Net (losses) gains on derivatives and foreign currency exchange	(11.3)	50.8	9.3
Other revenues	18.4	3.0	36.4
Total other income	$79.1	$(117.6)	$84.8

OPERATING EXPENSES
Compensation and benefits	$(143.3)	$(133.4)	$(157.7)
Professional fees	(39.8)	(58.6)	(37.3)
Technology	(32.7)	(40.0)	(30.3)
Insurance	(25.6)	(19.1)	(24.9)
Net occupancy expense	(19.9)	(19.5)	(17.9)
Advertising and marketing	(5.4)	(6.3)	(5.2)
Other expenses	(23.9)	(54.1)	(30.1)
Operating expenses, before provision for severance and facilities exiting and intangible asset amortization	(290.6)	(331.0)	(303.4)
Intangible asset amortization	(6.2)	(6.4)	(6.4)
Provision for severance and facilities exiting activities	(14.8)	(3.9)	(20.3)
Total operating expenses	$(311.6)	$(341.3)	$(330.1)

	March 31,	December 31,	March 31,
	2017*	2016	2016
TOTAL CASH AND INVESTMENT SECURITIES
Total cash and deposits	$6,156.9	$6,430.6	$7,489.4
Investment securities	4,476.3	4,491.1	2,896.8
Total cash and investment securities	$10,633.2	$10,921.7	$10,386.2

OTHER ASSETS
Current and deferred federal and state tax assets	$101.1	$201.3	$1,159.5
Tax credit investments and investments in unconsolidated subsidiaries	213.4	220.2	180.9
Property, furniture and fixtures	188.2	191.1	191.3
Other real estate owned and repossessed assets	79.8	72.7	101.7
Fair value of derivative financial instruments	75.4	111.2	97.4
Tax receivables, other than income taxes	39.2	50.7	104.6
Other counterparty receivables	31.5	42.8	179.6
Other	347.3	350.4	470.4
Total other assets	$1,075.9	$1,240.4	$2,485.4

OTHER LIABILITIES
Accrued expenses and accounts payable	$483.1	$580.4	$553.8
Current and deferred taxes payable	265.4	250.6	199.2
Accrued interest payable	130.0	181.2	153.5
Fair value of derivative financial instruments	53.3	69.0	196.2
Equipment maintenance reserves	44.8	45.9	26.1
Security and other deposits	24.3	59.0	26.5
Other liabilities	576.5	711.5	425.7
Total other liabilities	$1,577.4	$1,897.6	$1,581.0
* Preliminary

CIT GROUP INC. AND SUBSIDIARIES

Financing and Leasing Assets

(dollars in millions)

	March 31,	December 31,	March 31,
	2017	2016	2016
Commercial Banking
Commercial Finance
Loans	$9,638.0	$9,923.9	$11,542.9
Assets held for sale	332.1	351.4	233.9
Financing and leasing assets	9,970.1	10,275.3	11,776.8
Rail
Loans	$104.7	$103.7	$118.1
Operating lease equipment, net	7,120.5	7,117.1	6,778.8
Assets held for sale	0.6	0.3	0.4
Financing and leasing assets	7,225.8	7,221.1	6,897.3
Real Estate Finance
Loans	5,655.4	5,566.6	5,359.4
Assets held for sale	—	—	14.4
Financing and leasing assets	5,655.4	5,566.6	5,373.8
Business Capital
Loans	7,480.5	6,968.1	6,759.3
Operating lease equipment, net	395.7	369.0	292.6
Assets held for sale	3.7	6.0	11.8
Financing and leasing assets	7,879.9	7,343.1	7,063.7
Total Segment
Loans	22,878.6	22,562.3	23,779.7
Operating lease equipment, net	7,516.2	7,486.1	7,071.4
Assets held for sale	336.4	357.7	260.5
Financing and leasing assets	30,731.2	30,406.1	31,111.6

Consumer Banking
Legacy Consumer Mortgages
Loans	4,692.8	4,829.9	5,300.4
Assets held for sale	41.4	32.8	48.0
Financing and leasing assets	4,734.2	4,862.7	5,348.4
Other Consumer Banking
Loans	2,120.0	2,143.7	1,868.7
Assets held for sale	22.7	35.4	2.6
Financing and leasing assets	2,142.7	2,179.1	1,871.3
Total Segment
Loans	6,812.8	6,973.6	7,169.0
Assets held for sale	64.1	68.2	50.7
Financing and leasing assets	6,876.9	7,041.8	7,219.7
Non-Strategic Portfolios
Assets held for sale	162.1	210.1	1,176.2
Financing and leasing assets	162.1	210.1	1,176.2
Total financing and leasing assets	$37,770.2	$37,658.0	$39,507.5

CIT GROUP INC. AND SUBSIDIARIES

Credit Metrics

(dollars in millions)

			Quarters Ended
	March 31, 2017		December 31, 2016		March 31, 2016
Gross Charge-offs to Average Finance Receivables
Commercial Banking	$32.4	0.57%	$32.0	0.56%	36.1	0.61%
Consumer Banking	0.6	0.03%	0.9	0.05%	0.7	0.04%
Total CIT	$33.0	0.45%	$32.9	0.44%	$36.8	0.48%

			Quarters Ended
	March 31, 2017		December 31, 2016		March 31, 2016
Net Charge-offs to Average Finance Receivables
Commercial Banking	27.4	0.48%	$23.4	0.41%	$32.1	0.55%
Consumer Banking	0.1	0.01%	0.3	0.02%	(0.1)	-0.01%
Total CIT	$27.5	0.37%	$23.7	0.32%	$32.0	0.42%

Non-accruing Loans to Finance Receivables(1)	March 31, 2017		December 31, 2016		March 31, 2016
Commercial Banking	$233.9	1.02%	$250.9	1.11%	$215.2	0.90%
Consumer Banking	16.2	0.24%	17.4	0.25%	7.1	0.10%
Non-Strategic Portfolios	8.7	NA	10.3	NA	51.1	NA
Total CIT	$258.8	0.87%	$278.6	0.94%	$273.4	0.88%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Specific allowance - impaired loans	$9.6	$11.9	$13.7
Non-specific allowance	40.1	24.8	75.8
Totals	$49.7	$36.7	$89.5

	Allowance for Loan Losses
	March 31,	December 31,	March 31,
	2017	2016	2016
Specific allowance - impaired loans	$39.5	$33.7	$40.2
Non-specific allowance	409.1	398.9	360.6
Totals	$448.6	$432.6	$400.8

Allowance for loan losses as a percentage of total finance receivables	1.51%	1.46%	1.30%
Allowance for loan losses as a percent of finance receivables/Commercial	1.85%	1.81%	1.62%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Commercial	1.97%	1.97%	1.89%
Allowance for loan losses plus principal loss discount as a percent of finance receivables (before the principal loss discount)/Consumer	5.72%	6.05%	7.87%

In certain instances, we use the term finance receivables synonymously with “Loans”, as presented on the balance sheet.

1) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

CIT GROUP INC. AND SUBSIDIARIES

Segment Results

(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Commercial Banking
Total interest income	$307.5	$322.0	$324.0
Total interest expense	(119.8)	(126.9)	(130.2)
Provision for credit losses	(49.2)	(30.8)	(86.4)
Rental income on operating leases	251.3	252.2	260.2
Other income	72.3	91.6	58.0
Depreciation on operating lease equipment	(73.5)	(69.8)	(61.3)
Maintenance and other operating lease expenses	(53.8)	(57.5)	(48.9)
Goodwill impairment	—	(34.8)	—
Operating expenses	(178.7)	(183.2)	(197.4)
Income before provision for income taxes	$156.1	$162.8	$118.0
Funded new business volume	$1,615.4	$2,042.2	$1,777.0
Average Earning Assets	$29,304.7	$29,504.7	$29,966.6
Average Operating Leases	$7,500.7	$7,425.6	$6,940.4
Average Finance Receivables	$22,749.7	$22,752.2	$23,521.9
Consumer Banking
Total interest income	$100.0	$106.9	$105.3
Total interest expense	6.5	3.6	(8.0)
Provision for credit losses	(0.5)	(5.9)	(3.1)
Other income	7.9	7.0	8.2
Goodwill impairment	—	(319.4)	—
Operating expenses	(95.6)	(122.7)	(85.1)
Income (loss) before provision for income taxes	$18.3	$(330.5)	$17.3
Funded new business volume	$154.7	$198.5	$214.5
Average Earning Assets	$7,291.8	$7,457.8	$7,588.7
Average Finance Receivables	$6,888.7	$7,052.7	$7,145.9
Non-Strategic Portfolios
Total interest income	$7.0	$10.0	$25.0
Total interest expense	(5.0)	(6.3)	(14.5)
Rental income on operating leases	—	—	3.9
Other income	(2.9)	26.0	14.4
Operating expenses / loss on debt extinguishment	(2.0)	(6.8)	(12.2)
(Loss) income before provision for income taxes	$(2.9)	$22.9	$16.6
Funded new business volume	$—	$—	$44.3
Average Earning Assets	$367.5	$625.6	$1,515.6
Corporate and Other
Total interest income	$41.2	$35.2	$28.6
Total interest expense	(44.8)	(48.7)	(42.3)
Other income	1.8	(242.2)	4.2
Operating expenses / loss on debt extinguishment and deposit redemption	(35.3)	(31.9)	(37.0)
Loss before provision for income taxes	$(37.1)	$(287.6)	$(46.5)
Average Earning Assets	$9,674.9	$9,376.6	$9,036.2
Total CIT
Total interest income	$455.7	$474.1	$482.9
Total interest expense	(163.1)	(178.3)	(195.0)
Provision for credit losses	(49.7)	(36.7)	(89.5)
Rental income on operating leases	251.3	252.2	264.1
Other income	79.1	(117.6)	84.8
Depreciation on operating lease equipment	(73.5)	(69.8)	(61.3)
Maintenance and other operating lease expenses	(53.8)	(57.5)	(48.9)
Goodwill impairment	—	(354.2)	—
Operating expenses / loss on debt extinguishment	(311.6)	(344.6)	(331.7)
Income (loss) from continuing operations before provision for income taxes	$134.4	$(432.4)	$105.4
Funded new business volume	$1,770.1	$2,240.7	$2,035.8
Average Earning Assets	$46,638.9	$46,964.7	$48,107.1
Average Finance Receivables	$29,638.4	$29,804.9	$30,667.8

CIT GROUP INC. AND SUBSIDIARIES

Segment Margin

(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Commercial Banking
Total Segment
AEA	$29,304.7	$29,504.7	$29,966.6
Net Finance Revenue	311.7	320.0	343.8
Gross yield	7.63%	7.78%	7.80%
Net Finance Margin	4.25%	4.34%	4.59%
Average Earning Assets (AEA)
Commercial Finance	$10,216.9	$10,646.6	$11,891.8
Rail	7,320.0	7,286.7	6,882.4
Real Estate Finance	5,565.4	5,501.8	5,345.4
Business Capital	6,202.4	6,069.6	5,847.0
Net Finance Revenue
Commercial Finance	$97.8	$110.4	$113.5
Rail	81.8	78.1	100.2
Real Estate Finance	48.2	52.2	54.5
Business Capital	83.9	79.3	75.6
Gross yield
Commercial Finance	5.16%	5.54%	5.17%
Rail	11.98%	12.22%	13.73%
Real Estate Finance	4.90%	5.24%	5.44%
Business Capital	9.01%	8.71%	8.32%
Net Finance Margin
Commercial Finance	3.83%	4.15%	3.82%
Rail	4.47%	4.29%	5.82%
Real Estate Finance	3.46%	3.80%	4.08%
Business Capital	5.41%	5.23%	5.17%

Consumer Banking
Total Segment
AEA	$7,291.8	$7,457.8	$7,588.7
Net Finance Revenue	106.5	110.5	97.3
Gross yield	5.49%	5.73%	5.55%
Net Finance Margin	5.84%	5.93%	5.13%
Average Earning Assets (AEA)
Other Consumer Banking	$2,165.9	$2,153.5	$1,782.6
Legacy Consumer Mortgages	5,125.9	5,304.3	5,806.1
Net Finance Revenue
Other Consumer Banking	$46.6	$46.6	$33.7
Legacy Consumer Mortgages	59.9	63.9	63.6
Gross yield
Other Consumer Banking	3.46%	3.70%	3.69%
Legacy Consumer Mortgages	6.34%	6.56%	6.12%
Net Finance Margin
Other Consumer Banking	8.61%	8.66%	7.56%
Legacy Consumer Mortgages	4.67%	4.82%	4.38%

Non-Strategic Portfolios
AEA	$367.5	$625.6	$1,515.6
Net Finance Revenue	2.0	3.7	14.4
Gross yield	7.62%	6.39%	7.63%
Net Finance Margin	2.18%	2.37%	3.80%

Gross Yield includes interest income and rental income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended
	March 31,	December 31,	March 31,
Total Net Revenues(1)	2017	2016	2016
Interest income	$455.7	$474.1	$482.9
Rental income on operating leases	251.3	252.2	264.1
Finance revenue	707.0	726.3	747.0
Interest expense	(163.1)	(178.3)	(195.0)
Depreciation on operating lease equipment	(73.5)	(69.8)	(61.3)
Maintenance and other operating lease expenses	(53.8)	(57.5)	(48.9)
Net finance revenue (NFR)	416.6	420.7	441.8
Other income	79.1	(117.6)	84.8
Total net revenues	$495.7	$303.1	$526.6

NFR as a % of AEA	3.57%	3.58%	3.67%

Net Operating Lease Revenues(2)
Rental income on operating leases	$251.3	$252.2	$264.1
Depreciation on operating lease equipment	(73.5)	(69.8)	(61.3)
Maintenance and other operating lease expenses	(53.8)	(57.5)	(48.9)
Net operating lease revenue	$124.0	$124.9	$153.9

	March 31,	December 31,	March 31,
Earning Assets(3)	2017	2016	2016
Loans	$29,691.4	$29,535.9	$30,948.7
Operating lease equipment, net	7,516.2	7,486.1	7,071.4
Assets held for sale	562.6	636.0	1,487.4
Credit balances of factoring clients	(1,547.1)	(1,292.0)	(1,361.0)
Interest bearing cash	5,415.2	5,608.5	6,584.7
Investment securities	4,476.3	4,491.1	2,896.8
Indemnification assets	313.1	341.4	381.4
Total earning assets	$46,427.7	$46,807.0	$48,009.4
Average Earning Assets (for the respective quarters)	$46,638.9	$46,964.7	$48,107.1

	Quarters Ended
	March 31,	December 31,	March 31,
Adjusted Operating Expenses	2017	2016	2016
Operating expenses	$(311.6)	$(341.3)	$(330.1)
Intangible asset amortization	6.2	6.4	6.4
Provision for severance and facilities exiting activities	14.8	3.9	20.3
Operating expenses exclusive of restructuring costs and intangible assets amortization(4)	(290.6)	(331.0)	(303.4)

OneWest Bank legacy matters	-	27.0	$-
Operating expenses exclusive of restructuring costs and intangible assets amortization, and other noteworthy items(4)	$(290.6)	$(304.0)	$(303.4)

Operating expenses (exclusive of restructuring costs and intangible assets amortization) as a % of AEA	(2.49%)	(2.59%)	(2.52%)

Total Net Revenue	$495.7	$303.1	$526.6
CTA Charge	8.1	-	-
TRS Termination Charge	-	243.0	-
Canada Portfolio Sale Gain	-	(22.0)	-
Gain on sale - UK business	-	-	(24.0)
Asset Impairment	-	-	11.0
Liquidating Europe CTA	-	-	3.0
Total Adjusted Net Revenue	$503.8	$524.1	$516.6
Net Efficiency Ratio(5)	58.6%	109.2%	57.6%
Net Efficiency Ratio Adjusted(5)	57.7%	58.0%	58.7%

	March 31,	December 31,	March 31,
	2017	2016	2016
Continuing Operations Total Assets(6)
Total Assets	$63,094.4	$64,170.2	$67,088.6
Assets of discontinued operation	(12,718.2)	(13,220.7)	(12,951.7)
Continuing operations total assets	$50,376.2	$50,949.5	$54,136.9

Tangible Book Value(7)	March 31,	December 31,	March 31,
	2017	2016	2016
Total common stockholders' equity	$10,165.2	$10,002.7	$11,091.6
Less: Goodwill	(686.1)	(685.4)	(1,060.0)
Intangible assets	(134.3)	(140.7)	(160.9)
Tangible book value	9,344.8	9,176.6	9,870.7
Less: Disallowed deferred tax asset	(140.6)	(213.7)	(878.2)
Adjusted tangible common equity(8)	$9,204.2	$8,962.9	$8,992.5
Average adjusted tangible common equity(8)	$9,118.8	$9,220.8	$8,932.3

Net income (loss)	$179.9
Intangible asset amortization, after tax	4.1
Non-GAAP loss from continuing operations, ROTCE calculation	$184.0
Return on average tangible common equity(8)	8.08%

Non-GAAP income (from next page)	$163.2	$209.7	$142.0
Intangible asset amortization, after tax	4.1	5.3	3.0
Non-GAAP income - for ROTCE calculation	$167.3	$215.0	$145.0
Return on average tangible common equity, after noteworthy items(8)	7.34%	9.33%	6.50%

Non-GAAP income from continuing operations (from next page)	$109.5	$125.4	$57.0
Intangible asset amortization, after tax	4.1	5.3	3.0
Non-GAAP income from continuing operations - for ROTCE calculation	$113.6	$130.7	$60.0
Average adjusted tangible common equity(8)	$9,118.8	$9,220.8	$8,932.3
Pro forma estimated capital adjustment related to Commercial Air sale	(2,975.0)	(2,975.0)	(2,975.0)
Average adjusted tangible common equity(8) pro forma for estimated capital adjustment	$6,143.8	$6,245.8	$5,957.3
Return on average tangible common equity, after noteworthy items(8) and pro forma for estimated capital adjustment	7.40%	8.37%	4.03%

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

(4)  Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses. In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items.

(5)  Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues. In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items.

(6)  Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis.

(7)  Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

(8)  Return on average tangible common equity is adjusted to remove the impact of intangible amortization, goodwill impairment and the impact from valuation allowance reversals from income from continuing operations, while the average tangible common equity is reduced for disallowed deferred tax assets.  In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items. Return on average tangible common equity is another metric used to evaluate our use of equity and evaluate the performance of our business.

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures (continued)

(dollars in millions, except per share data)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended
Effective Tax Rate Reconciliation	March 31, 2017	December 31, 2016	March 31, 2016
Provision (benefit) for income taxes	$(56.2)	$6.6	$(44.4)
Less: All discrete tax items	11.3	58.5	(11.0)
Provision for income taxes, before discrete tax items	$(44.9)	$65.1	$(55.4)
Effective tax rate	41.8%	1.5%	42.1%
Effective tax rate, before discrete items	33.4%	15.1%	52.6%

		Quarter Ended
	Description	March 31, 2017
Net income		$180	$0.88
Continuing Operations	CTA Charge	7	0.03
	Restructuring Expenses	10	0.05
	Entity Restructuring	14	0.07

Discontinued Operations	Suspended Depreciation	(69)	(0.34)
	Secured Debt Paydown	34	0.17
	TC CIT JV Gain	(13)	(0.06)
Non-GAAP income, excluding noteworthy items(1)		$163	$0.80

		Quarter Ended
	Description	March 31, 2017
Income from continuing operations		$78	$0.38
Continuing Operations	CTA Charge	7	0.03
	Restructuring Expenses	10	0.05
	Entity Restructuring	14	0.07
Non-GAAP income from continuing operations, excluding noteworthy items(1)		$109	$0.54

		Quarter Ended
		December 31, 2016
Net loss		$(1,143)	$(5.65)
Continuing Operations	TRS Termination Charge	146	0.72
	Consumer Goodwill Impairment	319	1.58
	Commercial Services Goodwill Impairment	28	0.14
	Canadian Assertion Change	54	0.27
	Canada Portfolio Sale Gain	(16)	(0.08)
	OneWest Bank Legacy Matters	17	0.08
	Restructuring	3	0.01

Discontinued Operations	Commercial Air Tax Provision	847	4.19
	Commercial Air Suspended Depreciation	(66)	(0.33)
	Financial Freedom Reserve	16	0.08
	Business Air Impairment	4	0.02
Non-GAAP income, excluding noteworthy items(1)		$210	$1.04

		Quarter Ended
		December 31, 2016
Loss from continuing operations		$(426)	$(2.10)
Continuing Operations	TRS Termination Charge	146	0.72
	Consumer Goodwill Impairment	319	1.58
	Commercial Services Goodwill Impairment	28	0.14
	Canadian Assertion Change	54	0.27
	Canada Portfolio Sale Gain	(16)	(0.08)
	OneWest Bank Legacy Matters	17	0.08
	Restructuring	3	0.01
Non-GAAP income from continuing operations, excluding noteworthy items(1)		$125	$0.62

		Quarter Ended
		March 31, 2016
Net income		$146	$0.72
Continuing Operations	Gain on Sale - UK business	(15)	(0.07)
	Restructuring Expenses	13	0.06
	Discrete Tax Benefit	(13)	(0.06)
	Asset Impairment	8	0.04
	Liquidating Europe CTA	3	0.01
Non-GAAP income, excluding noteworthy items(1)		$142	$0.70

		Quarter Ended
		March 31, 2016
Income from continuing operations		$61	$0.30
Continuing Operations	Gain on Sale - UK	(15)	(0.07)
	Restructuring Expenses	13	0.06
	Discrete Tax Benefit	(13)	(0.06)
	Asset Impairment	8	0.04
	Liquidating Europe CTA	3	0.01
Non-GAAP income from continuing operations, excluding noteworthy items(1)		$57	$0.28

(1) Items may not sum due to rounding.

Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.